EXHIBIT 6
                                                                       ---------



                           SECOND AMENDED AND RESTATED

                            INVESTOR RIGHTS AGREEMENT

                           PSYCHIATRIC SOLUTIONS, INC.

                                  JUNE 28, 2002

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                                TABLE OF CONTENTS

                                                                            PAGE

SECTION 1.      General........................................................1
        1.1     Definitions....................................................1

SECTION 2.      Restrictions on Transfer.......................................3
        2.1     Restrictions on Transfer.......................................3
        2.2     Demand Registration............................................5
        2.3     Piggyback Registrations........................................6
        2.4     Form S-3 Registration..........................................8
        2.5     Expenses of Registration.......................................9
        2.6     Obligations of the Company....................................10
        2.7     Termination of Registration Rights............................12
        2.8     Delay of Registration; Furnishing Information.................12
        2.9     Indemnification...............................................12
        2.10    Assignment of Registration Rights.............................15
        2.11    Amendment of Registration Rights..............................15
        2.12    Limitation on Subsequent Registration Rights..................15
        2.13    "Market Stand-Off" Agreement..................................16
        2.14    Rule 144 Reporting............................................16

SECTION 3.      Covenants of the Company......................................17
        3.1     Basic Financial Information and Reporting.....................17
        3.2     Inspection Rights.............................................18
        3.3     Observer Rights...............................................18
        3.4     Confidentiality of Records....................................18
        3.5     Reservation of Common Stock...................................19
        3.6     Stock Vesting.................................................19
        3.7     Right of First Refusal........................................19
        3.8     Key Man Insurance.............................................19
        3.9     Proprietary Information and Inventions Agreement..............19
        3.10    Interested Transactions.......................................19
        3.11    Directors' Liability and Indemnification......................19
        3.12    Real Property Holding Corporation.............................20
        3.13    Termination of Covenants......................................20

SECTION 4.      RIGHTS OF FIRST REFUSAL.......................................20
        4.1     Subsequent Offerings..........................................20
        4.2     Exercise of Rights............................................21
        4.3     Issuance of Equity Securities.................................21
        4.4     Termination of Rights of First Refusal........................22
        4.5     Transfer of Rights of First Refusal...........................22
        4.6     Excluded Securities...........................................22


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SECTION 5.      TERMINATION...................................................23
        5.1     Termination...................................................23

SECTION 6.      MISCELLANEOUS.................................................23
        6.1     Governing Law.................................................23
        6.2     Survival......................................................23
        6.3     Successors and Assigns........................................23
        6.4     Severability..................................................24
        6.5     Amendment and Waiver..........................................24
        6.6     Delays or Omissions...........................................24
        6.7     Notices.......................................................24
        6.8     Attorneys' Fees...............................................25
        6.9     Entire Agreement..............................................25
        6.10    Titles and Subtitles..........................................25
        6.11    Counterparts..................................................25


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                           PSYCHIATRIC SOLUTIONS, INC.

                           SECOND AMENDED AND RESTATED
                            INVESTOR RIGHTS AGREEMENT

         THIS SECOND AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (the "AGREEMENT") is entered into as of the 28th day of June, 2002 by and among PSYCHIATRIC SOLUTIONS, INC., a Delaware corporation (the "COMPANY"), the holders of the Series A Preferred Stock, par value $0.01 per share, of the Company (the "SERIES A PREFERRED Stock"), and Series B Preferred Stock, par value $0.01 per share, of the Company (the "SERIES B PREFERRED STOCK" and together with the Series A Preferred Stock, the "PREFERRED STOCK"), and holders of certain warrants to purchase equity of the Company, all as set forth on EXHIBIT A hereto (collectively, the "INVESTORS" and each individually an "INVESTOR").

                                    RECITALS

         WHEREAS, the Company and certain of the Investors (the "EXISTING INVESTORS") are parties to that certain Amended and Restated Investor Rights Agreement, dated as of January 14, 1999 (as amended through the date hereof, the "PRIOR RIGHTS AGREEMENT"), pursuant to which the Company granted, among other things, certain registration, information and first refusal rights to such Existing Investors; and

         WHEREAS, the Company and such Existing Investors desire to amend and restate the Prior Rights Agreement in order to add CapitalSource Holdings LLC ("CAPITALSOURCE") and The 1818 Mezzanine Fund II, L.P. ("1818 FUND") as parties to the Agreement and to make such other amendments as are set forth herein.

         NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, and for other good and valuable consideration the adequacy of sufficiency of which are hereby acknowledged, the Company and each of the Investors mutually agree that effective upon the Initial Closing (as defined in that certain Securities Purchase Agreement (as amended, the "1818 FUND PURCHASE AGREEMENT"), dated as of June 28, 2002, between the Company and 1818 Fund), all of the provisions of the Prior Rights Agreement shall be null and void and superceded by the rights and obligations set forth in this Agreement and further mutually agree as follows:

SECTION 1.      GENERAL

         1.1 DEFINITIONS.As used in this Agreement the following terms shall have the following respective meanings:

         "1818 FUND SECURITYHOLDERS" means 1818 Fund and any other owner of warrants issued pursuant to the 1818 Fund Purchase Agreement or shares of Common Stock issued or issuable upon exercise of such warrants, and their respective successors and assigns.

         "CREDIT FACILITY" means the Revolving Credit and Term Loan Agreement, dated as of November 30, 2001, by and among the Company, such other borrowers signatory thereto and CapitalSource, as amended.

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         "COMMON STOCK" means the shares, par value $0.01 per share, of common stock of the Company, and each other class of capital stock of the Company into which such stock is reclassified or reconstituted.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "FORM S-3" means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

         "HOLDER" means (i) any person owning of record Shares or Registrable Securities that have not been sold to the public or (ii) any assignee of record of such Registrable Securities in accordance with Section 2.10 hereof.

         "INITIAL OFFERING" means the Company's first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

         "PMR MERGER" means the merger contemplated by the Agreement and Plan of Merger, dated as of May 6, 2002, by and between PMR Corporation, PMR Acquisition Corporation and the Company, as amended.

         "REGISTER," "REGISTERED," and "REGISTRATION" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

         "REGISTRABLE SECURITIES" means (i) Common Stock issued to the Investors pursuant to the Series B Agreement; (ii) Common Stock issued or issuable upon exercise of the warrants issued to CapitalSource pursuant to the Credit Facility; (iii) Common Stock issued upon exercise of any warrants issued pursuant to the 1818 Fund Purchase Agreement; (iv) Common Stock issued or issuable upon conversion of the Shares; and (v) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, or in connection with a recapitalization, merger, consolidation or other reorganization or otherwise of, such above-described securities. Notwithstanding the foregoing, Registrable Securities shall not include any securities (x) sold by a person to the public either pursuant to a registration statement or Rule 144 (unless the purchaser thereof receives "restricted securities" as defined in Rule 144) or (y) sold in a private transaction in which the transferor's rights under Section 2 of this Agreement are not assigned; provided, that clause (y) shall not apply with respect to any transfer of shares of Common Stock described in clause (iii) of the preceding sentence or pursuant to clause (v) of the preceding sentence to the extent related to the shares of Common Stock described in clause (iii).

         "REGISTRABLE SECURITIES THEN OUTSTANDING" shall be the number of shares of Common Stock that are Registrable Securities and are (1) then issued and outstanding or (2) issuable pursuant to then exercisable or convertible securities.


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         "REGISTRATION EXPENSES" shall mean all expenses incurred by the Company in complying with Section 2 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company and of its independent public accountants (including the expenses of "cold comfort letters") and the reasonable fees and disbursements of underwriters (other than Selling Expenses), reasonable fees and disbursements of a single special counsel for the Holders not to exceed $20,000, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

         "SEC" or "COMMISSION" means the Securities and Exchange Commission.

         "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

         "SELLING EXPENSES" shall mean all underwriting discounts and selling commissions applicable to the sale.

         "SERIES B AGREEMENT" means the Series B Preferred Stock Purchase Agreement, dated as of January 14, 1999, by and between the Company and the other parties thereto.

         "SHARES" shall mean (i) the Company's Preferred Stock issued pursuant to the Series B Agreement, the Series A Preferred Stock Purchase Agreement dated April 11, 1997 (the "SERIES A AGREEMENT") or otherwise acquired by a Holder,
(ii) the warrants issued to CapitalSource pursuant to Credit Facility, (iii) any warrants issued pursuant to the 1818 Fund Purchase Agreement and (iv) any shares of Common Stock issued or issuable upon conversion or exercise of any of the foregoing, and any other shares of Common Stock owned by Holder, whether now owned or hereafter acquired.

SECTION 2.      RESTRICTIONS ON TRANSFER

         2.1    RESTRICTIONS ON TRANSFER.

                  (a) Each Holder (other than the 1818 Fund Securityholders who are Holders) agrees not to make any disposition of all or any portion of the Shares or Registrable Securities unless and until:

                           (i)  There is then in effect a registration statement
under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

                           (ii) (A) The transferee has agreed in writing to be
bound by the terms of this Agreement, (B) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (C) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions


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made pursuant to Rule 144 except as may be reasonably requested by counsel to the Company in light of the circumstances.

                           (iii)  Notwithstanding the provisions of paragraphs
(i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder which is (I) a partnership to its partners or former partners in accordance with partnership interests, (II) a corporation to its stockholders in accordance with their interest in the corporation, (III) a limited liability company to its members or former members in accordance with their interest in the limited liability company, or (IV) to the Holder's family member or trust for the benefit of an individual Holder, provided the transferee will be subject to the terms of this Agreement to the same extent as if he were an original Holder hereunder.

                  (b) Each certificate representing Shares or Registrable Securities (except for any Shares or Registrable Securities held by the 1818 Fund Securityholders) shall (unless otherwise permitted by the provisions of the Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under (i) applicable state securities laws (ii) the Second Amended and Restated Voting Agreement and the Second Amended and Restated Co-Sale Agreement between the Company and certain stockholders, dated as of the date hereof, (iii) the Company's Bylaws, or (iv) as provided elsewhere in this Agreement):

                           THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

                  (c) The Company shall be obligated to reissue promptly unlegended certificates at the request of any holder thereof if the holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.

                  (d) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

         2.2    DEMAND REGISTRATION.

                  (a) Subject to the conditions of this Section 2.2, if after the date hereof, the Company shall receive a written request from (A) the Holders (other than the 1818 Fund Securityholders) of more than forty-five percent (45%) of the Registrable Securities then


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outstanding or (B) 1818 Fund, acting on behalf of one or more 1818 Fund
Securityholders holding Registrable Securities (the "INITIATING HOLDERS") that the Company file a registration statement under the Securities Act covering the registration of either (i) in the case of a registration pursuant to clause (A), at least twenty percent (20%) of the then outstanding Registrable Securities, and, in the case of a registration pursuant to clause (B), at least twenty percent (20%) of the then outstanding Registrable Securities held by the 1818 Fund Securityholders or (ii) Registrable Securities having an aggregate offering price to the public in excess of $5,000,000, then the Company shall (x) within thirty (30) days of the receipt thereof, give written notice of such request to all Holders in the event such registration is pursuant to clause (A), provided that no such notice shall be given in the event such registration is pursuant to clause (B), and no Registrable Securities (other than those held by 1818 Fund Securityholders) shall be included in any registration pursuant to clause (B) and (y) subject to the limitations of this Section 2.2, use its best efforts to effect, as soon as practicable, but not later than sixty (60) days, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered.

                  (b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 and the Company shall include such information in the written notice referred to in Section 2.2(a). In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 2.2, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders); provided that, in no event, shall any Registrable Securities (other than those held by 1818 Fund Securityholders) be included in any registration pursuant to Section 2.2(a)(B). Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

                  (c) The Company shall not be required to effect a registration pursuant to this Section 2.2:

                           (i)  after the Company has effected two (2)
registrations pursuant to Section 2.2(a)(A) for the holders of more than forty-five percent (45%) of the Registrable Securities then outstanding AND two
(2) registrations pursuant to Section 2.2(a)(B) for 1818 Fund, on behalf of the 1818 Fund Securityholders, and in each case such registrations have been declared or ordered effective; provided, however, that a registration requested pursuant to this Section 2.2 shall not be deemed to have been effected: (A) unless a registration statement with


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respect thereto has become effective and remained effective in compliance with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement until the earlier of (x) such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement and (y) 180 days after the effective date of such registration statement; (B) if after it has become effective, such registration is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason not attributable to the Holders of Registrable Securities participating in such registration and has not thereafter become effective; or
(C) if the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such registration are not satisfied or waived, other than by reason of a failure on the part of the Holders of Registrable Securities participating in such registration;

                           (ii) during the period starting with the date of
filing of, and ending on the date one hundred eighty (180) days following the effective date of the registration statement pertaining to the Initial Offering; provided that the Company makes reasonable good faith efforts to cause such registration statement to become effective;

                           (iii)  if within thirty (30) days of receipt of a
written request from Initiating Holders pursuant to Section 2.2(a), the Company gives notice to the Holders of the Company's intention to make its Initial Offering within ninety (90) days; provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period; provided, further, that this paragraph (iii) shall terminate and be of no further force and effect upon the consummation of the PMR Merger; or

                           (iv) if the Company shall furnish to Holders
requesting a registration statement pursuant to this Section 2.2, a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period.

         2.3 PIGGYBACK REGISTRATIONS. The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to (i) employee benefit plans or with respect to corporate reorganizations, acquisitions or other transactions under Rule 145 of the Securities Act and (ii) any registration pursuant to Section 2.2(a)(B)) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within fifteen (15) days after receipt of the above-described notice from the Company, so notify the Company in writing, and the Company will use its best efforts to cause to be included in such registration all of the Registrable Securities which such Holder requests. Such notice shall state the intended method


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of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

                  (a)   Underwriting.

                           (i)  If the registration statement under which the
Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to be included in a registration pursuant to this
Section 2.3 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company.

                           (ii) Notwithstanding any other provision of the
Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; and third, to any stockholder of the Company (other than a Holder) on a pro rata basis. Except as may be required pursuant to the remainder of this subsection (ii), no such reduction shall reduce the securities being offered by the Company for its own account to be included in the registration and underwriting. In no event shall the amount of securities of the selling Holders included in the registration be reduced below thirty percent (30%) of the total amount of securities included in such registration, unless such offering is the Initial Offering and such registration does not include shares of any other selling stockholders, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the first sentence of this subsection (ii). In no event will shares of any other selling stockholder be included in such registration which would reduce the number of shares which may be included by Holders without the written consent of Holders of not less than a majority of the Registrable Securities proposed to be sold in the offering.

                  (b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this
Section 2.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Company shall give prompt written notice of its determination to terminate or withdraw any such registration to each Holder of Registrable Securities participating in such registration. The Registration Expenses of such terminated or withdrawn registration shall be borne by the Company in accordance with Section 2.5 hereof.


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         2.4    FORM S-3 REGISTRATION. In case the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

                  (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

                  (b)   as soon as practicable, but not later than forty-five
(45) days, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

                           (i)  if Form S-3 (or any successor or similar form)
is not available for such offering by the Holders;

                           (ii) if the Holders, together with the holders of any
other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $1,000,000;

                           (iii)  if the Company shall furnish to the Holders a
certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.4; provided, that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period; or

                           (iv) in any particular jurisdiction in which the
Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

                  (c) Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders, but not later than forty-five (45) days, and shall keep such Form S-3 registration statement effective and updated from the date such Form S-3 registration statement is declared effective until such time as the Registrable Securities included in such registration statement cease to be Registrable Securities.

                  (d) If the Holder or Holders of Registrable Securities requesting registration pursuant to this Section 2.4 intend to distribute the Registrable Securities covered by their request


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by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.4 and the Company shall include such information in the written notice referred to in Section 2.4(a). In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by such Holder and the Holder, or a majority in interest of the Holders, of Registrable Securities requesting registration pursuant to this Section 2.4) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Holder, or a majority in interest of the Holders, of Registrable Securities requesting registration pursuant to this Section 2.4 (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 2.4, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated, first, to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Holder or Holders of Registrable Securities requesting registration pursuant to this Section 2.4) and second, to any stockholder of the Company (other than a Holder) on a pro rata basis. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

                  (e) No registration requested pursuant to this Section 2.4 shall be deemed a "demand registration" pursuant to Section 2.2.


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         2.5    EXPENSES OF REGISTRATION. Except as specifically provided
herein, all Registration Expenses shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities (including Registrable Securities) so registered on a pro rata basis based on the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.2 or 2.4, the request of which has been subsequently withdrawn by the Initiating Holders (in the case of Section 2.2) or the Holder or Holders of Registrable Securities requesting registration pursuant to Section 2.4 (in the case of Section 2.4) unless the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders (in the case of Section 2.2) or the Holder or Holders of Registrable Securities requesting registration pursuant to Section 2.4 (in the case of Section 2.4) were not aware at the time of such request. If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then the Holders shall not forfeit their rights pursuant to Section 2.2 or Section 2.4 to a demand registration.

         2.6 OBLIGATIONS OF THE COMPANY. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

                  (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to 180 days or, if earlier, until the Holder or Holders have completed the distribution related thereto.

                  (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

                  (c) Furnish to the Holders such number of copies of the registration statement (and each amendment and supplement thereto) and the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

                  (d) Use all reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders, and do any and all other acts and things that may be necessary or desirable to enable the Holders to consummate the public sale or other disposition in such states of the Registrable Securities owned by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                  (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement, provided that the Holders shall not be obligated to enter into any such underwriting agreement if the indemnification provisions thereof are more burdensome on such Holder than those contained herein or if they are being asked to make representations and warranties about the Company of any kind whatsoever except representations and warranties with respect to the identity of such Holder, such Holder's intended method of distribution, such Holder's good title to the Registrable Securities being sold, the absence of any encumbrances with respect to the Registrable Securities being sold, such Holder's authority to sell such Registrable Securities, or any other representations required by applicable law.

                  (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                  (g) Furnish, at the request of a majority of the Holders participating in the registration, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and if permitted by applicable accounting standards, to the Holders requesting registration of Registrable Securities.

                  (h) As of the effective date of any registration statement relating thereto, list all Registrable Securities covered by such registration statement on each securities exchange on which similar securities issued by the Company are then listed, and if not so listed, so long as the Company meets the applicable listing standards, to be listed on the New York Stock Exchange or the Nasdaq National Market.

                  (i) Provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by each registration statement from and after a date not later than the effective date of such registration.

                  (j) Keep the Holders advised in writing as to the initiation and progress of any registration under this Agreement, allow such Holders and their counsel to participate in the preparation of the registration statement and to have access to all relevant corporate records, documents and information, and include in such registration statement such information as such Holders may reasonable request.

                  (k) Cause representatives of the Company to participate in any "road show" or "road shows" reasonably requested by any underwriter of an underwritten or "best efforts" offering of any Registrable Securities.

                  (l) Otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission, and, if required, make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, but not more than eighteen (18) months, beginning with the first full calendar month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder, and promptly furnish to each such seller of Registrable Securities a copy of any amendment or supplement to such registration statement or prospectus.

         2.7 TERMINATION OF REGISTRATION RIGHTS. All registration rights granted to a Holder (other than any 1818 Fund Securityholder who is a Holder and CapitalSource) under this Section 2 shall terminate and be of no further force if (i) the Company has completed its Initial Offering and is subject to the provisions of the Exchange Act, (ii) such Holder (together with its affiliates, partners and former partners, members and former members) holds less than 1% of the Company's outstanding Common Stock (treating all shares of convertible Preferred Stock on an as converted basis), (iii) all Registrable Securities held by and issuable to such Holder (and its affiliates, partners and former partners, members and former members) may be sold under Rule 144 during any ninety (90) day period, and (iv) the Company's Common Stock is traded on a national exchange or the Nasdaq National Market. All registration rights granted to any 1818 Fund Securityholder and CapitalSource shall expire if all Registrable Securities held by and issuable to such person or entity may be sold under Rule 144 under the Securities Act during any single ninety (90) day period.

        2.8     DELAY OF REGISTRATION; FURNISHING INFORMATION.

                  (a) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities; PROVIDED, that any such information shall be given or made by a selling Holder without representation or warranty of any kind whatsoever except representations with respect to the identity of such Holder, such Holder's Registrable Securities and such Holder's intended method of distribution or any other representations required by applicable law.

                  (b) The Company shall have no obligation with respect to any registration requested pursuant to Section 2.2 or Section 2.4 if, due to the operation of subsection 2.2(b), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company's obligation to initiate such registration as specified in Section 2.2 or Section 2.4, whichever is applicable.

         2.9 INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

                  (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, agents, affiliates, officers, directors and legal counsel of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, or otherwise, including, without limitation, the reasonable fees and expenses of legal counsel (including those incurred in connection with a claim for indemnity hereunder) insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "VIOLATION") by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus, final prospectus or summary prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, member, agent, affiliate, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, member, officer, director, underwriter or controlling person of such Holder.

                  (b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers, and legal counsel and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder's partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation; PROVIDED, HOWEVER, that the indemnity agreement contained in this
Section 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; PROVIDED FURTHER, that in no event shall the liability of any Holder hereunder and any indemnity under this Section 2.9(b) exceed the net proceeds from the offering received by such Holder.

                  (c) Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9. Notwithstanding the foregoing, in any action or proceeding in which both the Company and an indemnified party is, or is reasonably likely to become, a party, such indemnified party shall have the right to employ separate counsel at the Company's expense and to control its own defense of such action or proceeding if, in the reasonable opinion of counsel to such indemnified party, (a) there are or may be legal defenses available to such indemnified party or to other indemnified parties that are different from or additional to those available to the Company or (b) any conflict or potential conflict exists between the Company and such indemnified party that would make such separate representation advisable; provided, however, that in no event shall the Company be required to pay fees and expenses under this Section 2.9 for more than one firm of attorneys in any jurisdiction in any one legal action or group of related legal actions.

                  (e) If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the proceeds from the offering received by such Holder; provided, further, that each Holder's obligations to contribute as provided in this Section 2.9(d) are several in proportion to the relative value of their respective Registrable Securities covered by such registration statement and not joint.

                  (e)   The obligations of the Company and Holders under this
Section 2.9 shall survive completion of any offering of Registrable Securities in a registration statement. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

         2.10 ASSIGNMENT OF REGISTRATION RIGHTS. The rights to cause the Company to register Registrable Securities pursuant to this Section 2: (A) may be transferred or assigned by a Holder (other than 1818 Fund Securityholder who is a Holder) to a transferee or assignee of Registrable Securities which (i) is, with respect to a Holder, a stockholder, subsidiary, parent, general partner, limited partner, retired partner, member or former member or a liquidating trust for the benefit of any such entity, (ii) is a Holder's family member or trust for the benefit of an individual Holder, or (iii) acquires at least five hundred thousand (500,000) Shares (as adjusted for stock splits, combinations and similar events); and (B) shall be deemed to be transferred automatically with any Registrable Security that is transferred by an 1818 Fund Securityholder who is a Holder; PROVIDED, HOWEVER, that, in the case of clauses (A) and (B), (x) the transferor shall, upon such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (y) such transferee shall agree to be subject to all restrictions set forth in this Agreement.

         2.11   AMENDMENT OF REGISTRATION RIGHTS. Any provision of this
Section 2 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of (i) the Company, (ii) 1818 Fund and (iii) the Holders (excluding 1818 Fund) of a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this Section 2.11 shall be binding upon each Holder and the Company. By acceptance of any benefits under this Article II, Holders of Registrable Securities hereby agree to be bound by the provisions hereunder.

         2.12 LIMITATION ON SUBSEQUENT REGISTRATION RIGHTS. After the date of this Agreement, the Company shall not, without the prior written consent of (i) 1818 Fund and

(ii) the Holders (excluding 1818 Fund) of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the company that would grant such holder registration rights senior to or inconsistent with those granted to the Holders hereunder.

         2.13 "MARKET STAND-OFF" AGREEMENT. If requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, each Holder shall not sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) for a period specified by the representative of the underwriters not to exceed one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act, PROVIDED that:

                  (a) such agreement shall apply only to the Company's Initial Offering; and

                  (b) all officers and directors of the Company and all employees of the Company who are holders of at least one percent (1%) of the Company's voting securities enter into similar agreements.

The obligations described in this Section 2.13 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day period. The Company shall use its best efforts to obtain agreements not to sell from all future holders of in excess of one percent (1%) of the Company's voting securities which are not less favorable to the Company that the foregoing.

         2.14 RULE 144 REPORTING. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts after the earlier of the consummation of (i) the PMR Merger and (ii) the Initial Offering to:

                  (a) Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

                  (b) File with the SEC in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

                  (c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

SECTION 3.      COVENANTS OF THE COMPANY

         3.1 BASIC FINANCIAL INFORMATION AND REPORTING. The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied, and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

                  (a) So long as any Shares remain outstanding, and so long as an Investor (with its affiliates) owns not less than five hundred thousand (500,000) Shares (as adjusted for stock splits and combinations), the Company will furnish such Investor:

                           (i)  as soon as practicable after the end of each
fiscal year, and in any event within ninety (90) days thereafter, a consolidated balance sheet of the Company, as at the end of such fiscal year, and a consolidated statement of income and a consolidated statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants of national standing selected by the Company's Board of Directors.

                           (ii) as soon as practicable after the end of the
first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days thereafter, a consolidated balance sheet of the Company as of the end of each such quarterly period, and a consolidated statement of income and a consolidated statement of cash flows of the Company for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

                           (iii)  (A) at least thirty (30) days prior to the
beginning of each fiscal year an annual budget and operating plans for such fiscal year (and as soon as available, any subsequent revisions thereto), and
(B) as soon as practicable after the end of each month, and in any event within twenty (20) days thereafter, a consolidated balance sheet of the Company as of the end of each such month, and a consolidated statement of income and a consolidated statement of cash flows of the Company for such month and for the current fiscal year to date, including a comparison to plan figures for such period, prepared in accordance with generally accepted accounting principles consistently applied, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

                  (b) So long as an Investor (with its affiliates) owns not less than five hundred thousand (500,000) Shares (as adjusted for stock splits and combinations), the right to receive Company information pursuant to this
Section 3.1 may be transferred or assigned by such Investor to a transferee or assignee of Shares which (i) is a stockholder, subsidiary, parent, general partner, limited partner, retired partner, member or retired member of such Investor, (ii) is such Investor's family member or trust for the benefit of such individual Investor, or (iii) holds at least five hundred thousand (500,000) Shares (as adjusted for stock splits and combinations) immediately following such transfer or assignment.

         3.2 INSPECTION RIGHTS. So long as an Investor (with its affiliates) owns not less than five hundred thousand (500,000) Shares (as adjusted for stock splits and combinations), such Investor shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested; PROVIDED, HOWEVER, that the Company shall not be obligated under this
Section 3.2 with respect to a competitor of the Company or with respect to information which the Board of Directors determines in good faith is confidential and should not, therefore, be disclosed.

         3.3 OBSERVER RIGHTS. If not otherwise represented on the Board of Directors, either directly or by its affiliates, a representative of Clayton Associates, L.L.C., CGJR Health Care Services Private Equities, L.P. and FCA Venture Partners II, L.P. shall be entitled to attend all meetings of the Board of Directors in a nonvoting observer capacity; provided, however, that the Company reserves the right to exclude such representative from access to any material or meeting or portion thereof if the Company believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information or for other similar reasons.

         3.4 CONFIDENTIALITY OF RECORDS. Each Investor agrees to use, and to use its best efforts to insure that its authorized representatives use, the same degree of care as such Investor uses to protect its own confidential information to keep confidential any information furnished to it which the Company identifies as being confidential or proprietary (so long as such information is not in the public domain), except that such Investor may disclose such proprietary or confidential information to any partner, subsidiary, member or parent of such Investor for the purpose of evaluating its investment in the Company as long as such partner, subsidiary, member or parent is advised of and agrees to be bound by the confidentiality provisions of this Section 3.4.

         3.5 RESERVATION OF COMMON STOCK. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion and exercise of the Shares, such number of shares of Common Stock as the Board of Directors shall in good faith determine will be issuable upon such conversion and exercise.

         3.6 STOCK VESTING. All stock options and other stock equivalents issued after the date of this Agreement to employees, directors, consultants and other service providers ("Options") shall be issued pursuant to arrangements, contracts or plans which have been approved by the Company's Board of Directors. Unless otherwise approved by the Board (including the approval of at least one director designated by the Investors), all Options shall be subject to vesting as follows: twenty-five percent (25%) of such stock shall vest on each anniversary of the date of commencement of services.

         3.7 RIGHT OF FIRST REFUSAL. The Company's Bylaws do not and shall not contain a right of first refusal in favor of the Company.

         3.8 KEY MAN INSURANCE. The Company will use its best efforts to maintain in full force and effect term life insurance in the amount of two million ($2,000,000) dollars for Joey A. Jacobs, the Company's President and Chief Executive Officer, naming the Company as beneficiary.

         3.9 PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT. The Company shall require all key employees and consultants to execute and deliver a Proprietary Information and Inventions Agreement substantially in the form attached to the Series B Purchase Agreement.

         3.10 INTERESTED TRANSACTIONS. The Company shall not, without the approval of a majority of the Board of Directors, with all disinterested Directors (so long as there is at least one such disinterested Director) voting and the approval of at least one of the Directors designated by the Investors, authorize or enter into any transactions with any director, stockholder or management employee, or such director's, stockholder's or employee's immediate family.

         3.11 DIRECTORS' LIABILITY AND INDEMNIFICATION. The Company's Certificate of Incorporation and Bylaws shall provide (i) for elimination of the liability of directors to the maximum extent permitted by law and (ii) for indemnification of directors and officers for acts on behalf of the Company to the maximum extent permitted by law.

         3.12 REAL PROPERTY HOLDING CORPORATION. The Company covenants that it will operate in a manner such that it will not become a "United States real property holding corporation" as that term is defined in Section 897(c)(2) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder ("FIRPTA"). The Company agrees to make determinations as to its status as a USRPHC, and will file statements concerning those determinations with the Internal Revenue Service, in the manner and at the times required under Reg. ss. 1.897-2(h), or any supplementary or successor provision thereto. Within 30 days of a request from an Investor or any of its partners, the Company will inform the requesting party, in the manner set forth in Reg. ss. 1.897- 2(h)(1)(iv) or any supplementary or successor provision thereto, whether that party's interest in the Company constitutes a United States real property interest (within the meaning of Internal Revenue Code Section 897(c)(1) and the regulations thereunder) and whether the Company has provided to the Internal Revenue Service all required notices as to its USRPHC status.

         3.13 TERMINATION OF COVENANTS. All covenants of the Company contained in Section 3 of this Agreement shall expire and terminate as to each Investor on the earlier of (i) the consummation of the PMR Merger and (ii) the effective date of the registration statement pertaining to the Initial Offering.

SECTION 4.      RIGHTS OF FIRST REFUSAL.

         4.1 SUBSEQUENT OFFERINGS.So long as (A) an Investor (with its affiliates) owns not less than five hundred thousand (500,000) Shares (as adjusted for stock splits and combinations) or (B) with respect to any 1818 Fund Securityholder, until the earlier of (x) June 28, 2007 and (y) the date 1818 Fund owns less than 50% of any shares of Common Stock issued to 1818 Fund pursuant to the 1818 Fund Purchase Agreement (assuming exercise of any warrants issued to 1818 Fund) (each of (A) and (B), a "RIGHTS INVESTOR"), such Rights Investor shall have a right of first refusal to purchase its pro rata share of all Equity Securities (as defined below) that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 4.6 hereof. Each Rights Investor's pro rata share is equal to a percentage determined by dividing (x) the number of shares of Common Stock (treating all Shares as if converted or exercised into Common Stock) which such Rights Investor is deemed to be a holder of immediately prior to the issuance of such Equity Securities to (y) the total number of shares of outstanding Common Stock (treating all Shares as if converted or exercised into Common Stock) immediately prior to the issuance of the Equity Securities. The term "EQUITY SECURITIES" shall mean (i) any Common Stock, Preferred Stock or other equity security of the Company, (ii) any security convertible, with or without consideration, into any Common Stock, Preferred Stock or other equity security (including any option to purchase such a convertible security), (iii) any equity security carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other equity security or (iv) any such warrant or right.

         4.2 EXERCISE OF RIGHTS. If the Company proposes to issue any Equity Securities, it shall give each Rights Investor written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Each Rights Investor shall have fifteen (15) days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any Rights Investor who would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.

         4.3    ISSUANCE OF EQUITY SECURITIES.

                  (a) If not all of the Rights Investors elect to purchase their pro rata share of the Equity Securities, then the Company shall promptly notify in writing the Rights Investors who do so elect and shall offer such Rights Investors the right to acquire such unsubscribed shares. The Rights Investors shall have fifteen (15) days after receipt of such notice to notify the Company of their election to purchase all or a portion thereof of the unsubscribed shares. If the Rights Investors exercise in full the rights of first refusal, the closing of the purchase of the Equity Securities subscribed for by the Rights Investors under this Section 4 shall be held at the executive office of the Company on the 30th day after the giving of the notice pursuant to
Section 4.2 or Section 4.3, as the case may be, or at such other time and place the parties to the transaction may agree. If the Rights Investors fail to exercise in full the rights of first refusal, the Company shall have ninety (90) days thereafter to sell the Equity Securities in respect of which the Rights Investor's rights were not exercised, at a price per share no less than ninety five percent (95%) of the price per share specified in the notice delivered pursuant to Section 4.2 and upon other general terms and conditions materially no more favorable to the purchasers thereof than specified in the Company's notice to the Rights Investors pursuant to Section 4.2 hereof. If the Company has not sold such Equity Securities within ninety (90) days of the notice provided pursuant to Section 4.2, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Rights Investors in the manner provided above.

                  (b) At the closing of the purchase of the Equity Securities subscribed for by the Rights Investors under this Section 4, the Company shall deliver certificates representing the Equity Securities, and such Equity Securities shall be issued free and clear of all liens and encumbrances (other than those attributable to actions by the purchasers thereof) and the Company shall so represent and warrant, and further represent and warrant (in addition to other customary representations and warranties) that such Equity Securities shall be, upon issuance thereof to the Rights Investors and after payment therefor, duly authorized, validly issued, fully paid and non-assessable. Each Rights Investor purchasing the Equity Securities shall deliver at the closing payment in full in immediately available funds for the Equity Securities purchased by him or it. At such closing all of the parties to the transaction shall execute such additional documents as are customary for transactions of this type.

         4.4 TERMINATION OF RIGHTS OF FIRST REFUSAL. The rights of first refusal established by this Section 4 shall not apply to, and shall terminate (except with respect to the 1818 Fund Securityholders) upon the earlier of (i) the consummation of the PMR Merger and (ii) the effective date of the registration statement pertaining to the Company's Initial Offering.

         4.5 TRANSFER OF RIGHTS OF FIRST REFUSAL. The rights of first refusal of each Rights Investor under this Section 4 may be transferred or assigned by a Rights Investor to a transferee or assignee of Shares which (i) is a stockholder, subsidiary, parent, general partner, limited partner, retired partner, member or former member of a Rights Investor, (ii) is a Rights Investor's family member or trust for the benefit of an individual Rights Investor, or (iii) holds at least five hundred thousand (500,000) Shares (as adjusted for stock splits and combinations) immediately following such transfer or assignment; provided, however, that any 1818 Fund Securityholder may also transfer or assign its rights of first refusal to any transferee or assignee of Shares.

         4.6 EXCLUDED SECURITIES. The rights of first refusal established by this Section 4 shall have no application to any of the following Equity
Securities:

                  (a) Up to 2,691,996 shares of Common Stock (and/or options, warrants or other Common Stock purchase rights issued pursuant to such options, warrants or other rights) issued or to be issued to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors, including at least one member of the Board of Directors designated by the Investors;

                  (b) any Equity Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board of Directors, including at least one member of the Board of Directors designated by the Investors;

                  (c) shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization by the Company;

                  (d) warrants issued pursuant to the 1818 Fund Purchase Agreement; and

                  (e) shares of Common Stock issued or issuable upon conversion or exercise of any shares of Preferred Stock or warrants issued pursuant to the Series A Agreement, the Series B Agreement or the 1818 Fund Purchase AGREEMENT.

SECTION 5.      TERMINATION.

         5.1 TERMINATION. Notwithstanding any provision contained in this Agreement to the contrary, all of the rights granted under this Agreement to the Investors (other than to the 1818 Fund Securityholders and CapitalSource, except as expressly set forth in the following proviso) shall terminate immediately upon the consummation and effectiveness of the PMR Merger; provided that for the avoidance of doubt, it is understood, acknowledged and agreed that all rights granted under this Agreement (other than the rights granted under Section 3 of this Agreement) to the 1818 Fund Securityholders and CapitalSource shall remain in full force and effect following the consummation and effectiveness of the PMR Merger. In addition, notwithstanding any provision contained in this Agreement to the contrary, neither the PMR Merger nor any other transaction in which the capital stock of the Company is exchanged, converted, reconstituted or reclassified for the capital stock of the Company or another company shall constitute an Initial Offering or shall result in the termination of the rights granted hereunder to the 1818 Fund Securityholders or CapitalSource (except for the rights granted to the 1818 Fund Securityholders and CapitalSource under
Section 3 of this Agreement which shall terminate upon the consummation and effectiveness of the PMR Merger).

SECTION 6.      MISCELLANEOUS.

         6.1 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.

         6.2 SURVIVAL. The representations, warranties, covenants, and agreements made herein shall survive any investigation made by any Holder and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

         6.3 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of Shares or Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Shares or Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

         6.4 SEVERABILITY. In case any provision of the Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         6.5    AMENDMENT AND WAIVER.

                  (a) Except as otherwise expressly provided, this Agreement may be amended or modified only upon the written consent of the (i) Company,
(ii) 1818 Fund and the (iii) holders (other than the 1818 Fund) of a majority of the Registrable Securities.

                  (b) Except as otherwise expressly provided, the obligations of the Company and the rights of the Holders under this Agreement may be waived only with the written consent of (i) 1818 Fund and (ii) the holders (other than the 1818 Fund) of a majority of the Registrable Securities.

                  (c) Notwithstanding the foregoing, this Agreement may be amended with only the written consent of the Company and 1818 Fund to include additional purchasers of Shares as "INVESTORS," "HOLDERS" and parties hereto.

         6.6 DELAYS OR OMISSIONS. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any Holder, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any Holder's part of any breach, default or noncompliance under the Agreement or any waiver on such Holder's part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to Holders, shall be cumulative and not alternative.

         6.7 NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or EXHIBIT A hereto or at such other address as such party may designate by ten
(10) days advance written notice to the other parties hereto.

         6.8 ATTORNEYS' FEES. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

         6.9 ENTIRE AGREEMENT. This Agreement, together with the exhibits hereto, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth herein or therein. This Agreement, together with the exhibits hereto, supersedes all prior agreements and understandings among the parties with respect to such subject matter, including, without limitation, the Prior Rights Agreement.

         6.10 TITLES AND SUBTITLES. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

         6.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

                      [THIS SPACE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have executed this SECOND AMENDED AND RESTATED VOTING AGREEMENT as of the date first above written.


                                       COMPANY:

                                       PSYCHIATRIC SOLUTIONS, INC.

                                       By: /s/ Joey A. Jacobs
                                          --------------------------------------
                                          Joey A. Jacobs
                                       Its: President


                                       INVESTORS:

                                       Name: Charles R.F. Treadway, MD
                                            ------------------------------------
                                                (Print Investor's name)

                                       By:  /s/ Charles R.F. Treadway, MD
                                            ------------------------------------
                                                       (Signature)

                                       Title: Chairman
                                             -----------------------------------
                                                      (if applicable)


                                       Name: South Park Venture Partners, L.P.
                                             -----------------------------------
                                                   (Print Investor's name)

                                       By:  /s/ David S. Heer
                                           -------------------------------------
                                                       (Signature)

                                       Title: General Partner
                                             -----------------------------------
                                                      (if applicable)


                                       Name: South Pointe Venture Partners, L.P.
                                            ------------------------------------
                                                  (Print Investor's name)

                                       By:  /s/ David S. Heer
                                           -------------------------------------
                                                       (Signature)

                                       Title: General Partner
                                             -----------------------------------
                                                      (if applicable)


                                       Name: Acacia Venture Partners, L.P.
                                            ------------------------------------
                                                  (Print Investor's name)

                                       By:  /s/ David S. Heer
                                            ------------------------------------
                                                       (Signature)

                                       Title: General Partner
                                              ----------------------------------
                                                      (if applicable)


                                       CGJR HEALTHCARE SERVICES

                                       Name: CGJR HEALTHCARE SERVICES
                                               PRIVATE EQUITIES, LP
                                             CGJR II, L.P.
                                             CGJR/MF III, L.P.
                                             -----------------------------------
                                                  (Print Investor's name)

                                       By:   CGJR CAPITAL MANAGEMENT, INC.
                                               AS GP OF ALL 3

                                       By: /s/ Christopher Grant, Jr.
                                           -------------------------------------
                                                       (Signature)

                                       Title: President
                                              ----------------------------------
                                                      (if applicable)


                                       CLAYTON ASSOCIATES, LLC

                                       By: /s/ Bill F. Cook
                                           -------------------------------------
                                           Prin.


                                       FCA VENTURE PARTNERS II, L.P.

                                       By: Clayton DC Ventures
                                           Capital Group, LLC
                                           General Partner

                                       By: /s/ Bill F. Cook
                                           -------------------------------------
                                           Prin.

                                       By: /s/ Joey A. Jacobs
                                           -------------------------------------
                                           Joey A. Jacobs


                                       FCA VENTURE PARTNERS I, L.P.
                                       BY DC INVESTMENTS, LLC
                                       ITS: GENERAL PARTNER

                                       By:  /s/ Robert Crants
                                            ------------------------------------
                                       Its: Managing Partner


                                       OAK INVESTMENT PARTNERS VII,
                                       LIMITED PARTNERSHIP

                                       By: /s/ Edward F. Glassmeyer
                                           -------------------------------------
                                       Its: Managing Member of Oak
                                       Associates VII, LLC, the
                                       General Partner of Oak Investment
                                       Partners VII, Limited Partnership


                                       OAK VII AFFILIATES FUND,
                                       LIMITED PARTNERSHIP

                                       By: /s/ Edward F. Glassmeyer
                                           -------------------------------------
                                       Its: Managing Member of Oak VII
                                       Affiliates, LLC, the General
                                       Partner of Oak VII Affiliates
                                       Fund, Limited Partnership


                                       THE 1818 MEZZANINE FUND II, L.P.
                                       BY:  BROWN BROTHERS HARRIMAN & CO.,
                                            ITS GENERAL PARTNER

                                       By:  /s/ Joseph P. Donlan
                                            ------------------------------------
                                       Name:   Joseph P. Donlan
                                       Title:  Managing Director


                                       KEY STOCKHOLDERS

                                       /s/ Charles R.F. Treadway, M.D.
                                       -----------------------------------------
                                                  (Signature)


                                       CAPITALSOURCE HOLDINGS LLC

                                       By: /s/ Keith D. Reuben
                                          --------------------------------------
                                       Name:  Keith D. Reuben
                                       Title: Director

                                    EXHIBIT A

                              SCHEDULE OF INVESTORS

                                                         SERIES A             SERIES B
               STOCKHOLDERS                           PREFERRED STOCK      PREFERRED STOCK
               ------------                           ---------------      ---------------
Acacia Venture Partners, L.P.                           4,124,000            1,395,732
CGJR Health Care Services Private Equities, L.P.         250,000              177,417
CGJR II, L.P.                                            160,000              57,251
CGJR/MF III, L.P.                                         90,000              32,400
FCA Venture Partners I, L.P.                             400,000              33,600
FCA Venture Partners II, L.P.                               0                1,604,200
Oak VII Affiliates Fund, Limited Partnership             110,250              34,758
Oak Investment Partners VII, Limited Partnership        4,389,750            1,383,976
South Park Venture Partners, L.P.                        246,000              20,460
South Pointe Venture Partners, L.P.                         0                  2,542


                                               NUMBER OF COMMON
     STOCKHOLDERS                               SHARES/OPTIONS
     ------------                              ----------------
Clayton Associates, L.L.C.                        1,126,841(1)
K. Bryce DeHaven                                  1,026,441(1)
Joey A. Jacobs                                    1,626,441
Douglas B. Lewis                                  1,048,441(1)
Charles R. F. Treadway, M.D.                      1,251,761

K. Bryce DeHaven also owns 3,000 shares of Series B Preferred Stock. Joey A. Jacobs also owns 8,000 shares of Series B Preferred Stock. Clayton Associates, LLC also owns 8,400 shares of Series B Preferred Stock.



               WARRANT HOLDERS                        WARRANTS
               ---------------                       ----------
         CapitalSource Holdings LLC                     180,379
         The 1818 Mezzanine Fund II, L.P..            1,502,140

--------
(1) No Options.


                                      A-1